Exhibit (a)(5)(L)

Amendment to the HG Supplementary Agreement

This AMENDMENT TO THE SUPPLEMENTARY AGREEMENT (the “Amendment”) is made and entered into as of July 2, 2021, between IG4 Capital Infrastructure Investments LP, an investment fund organized under the laws of Scotland (the “Offeror”), and Hernando Alejandro Constancio Graña Acuña (“Mr. Graña Acuña”), in witness of Rosanna Tori Devoto (“Mrs. Tori Devoto”).

Reference is made to the HG Supplementary Agreement dated June 3, 2021, entered into by the Offeror and Mr. Graña Acuña, in witness of Mrs. Tori Devoto (the “Supplementary Agreement”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the TOSA, the Trust Agreement or the Supplementary Agreement, as applicable.

By means of this Amendment, the Offeror and Mr. Graña Acuña have agreed to partially amend the Supplementary Agreement, in order to replace Sections 2(iii), 3 and 4 of the Supplementary Agreement in their entirety and incorporate a new Section 7, as follows:

“2(iii) The term of the Syndication Agreement shall be as stated in Section 2.2 of the Syndication Agreement.”

“3. HG Shares Encumbrance

(i)	Upon cancellation of the HG Shares Encumbrance over all or part of the HG Shares, and provided that the Trust Agreement is still in force, Mr. Graña Acuña (and Mrs. Tori Devoto) shall, pursuant to the procedure mentioned in Section 7 below, transfer 7’765,604 HG Shares and any new shares issued to Mr. Graña Acuña as stated in Section 3(ii) below (the “HG Trust Shares”) to the Trust, under the terms and conditions set forth in the TOSA and the Trust Agreement, and the Offeror will pay to Mr. Graña Acuña and Mrs. Tori Devoto the Political Rights Consideration pursuant to Sections 2.2(b)(iii) and 2.3(b) of the TOSA.

Upon confirmation of transfer of HG Trust Shares to the Trust by the Trust Agent, (x) such transfer will be deemed completed and the Trust Agent shall complete and update the Trustors’ Registry pursuant the Trust Agreement; (y) the Trust will be the holder of record of the HG Trust Shares –along with the other Trust Shares–; and, (z) as provided and under the terms and conditions set forth in the Trust Agreement, the TOSA and this Supplementary Agreement, Mr. Graña Acuña –together with the Sellers that transferred Shares to the Trust– will have the right to exercise the Economic Rights of their corresponding Trust Shares (including the HG Trust Shares) and other payments pursuant to Section 6.5 of the Trust Agreement; and the Offeror shall have the right to exercise the Political Rights of the HG Trust Shares (together with the other Trust Shares) including the Drag Along Right and the Tag Along Right, and to receive the performance fee (Honorarios de Desempeño) pursuant to Section 6.5 of the Trust Agreement.

(ii)	If a capital increase in the Company is resolved and new Shares are allotted to the Shareholders of the Company –as provided in the Company’s Bylaws and the Law– then (x) if the Shares entitled to Mr. Graña Acuña and Mrs. Tori Devoto are not encumbered, lien, charged or under any other burden, then such allotted Shares shall be transferred to the Trust in accordance with the terms of Section 5.3 of the Trust Agreement; or (y) if such Shares allotted to Mr. Graña Acuña and Mrs. Tori Devoto are under the HG Shares Encumbrance, then the Syndication Agreement shall include and govern such new Shares.

(iii)	In case the Offeror is interested in transferring its Shares to the Purchaser, by triggering the Drag Along Right established in Section 6.8 of the Trust Agreement, and provided that the cancellation of the HG Shares Encumbrance has not yet occurred, then the Offeror may assign (cesión de posición contractual) to the Purchaser the Syndication Agreement (and Mr. Graña Acuña herby consents to such assignment) and the Purchaser will be obliged to acquire the entire HG Shares –at the time of the cancellation of the HG Shares Encumbrance– pursuant to the terms of this Supplementary Agreement.”

“4. Offer

(i)	The Offer procedure for 7’765,604 HG Shares (the “HG Ownership Procedure”) shall occur upon the cancellation and release of the HG Shares Encumbrance, over all or part of the HG Shares, pursuant to the procedure mentioned in Section 7 below and in accordance with the Applicable Law and the terms and conditions set forth in this Section 4 of the Supplementary Agreement.

(ii)	The HG Ownership Procedure shall be conditional upon the following matters continuing to be true and accurate at the time of the HG Ownership Procedure:

(a)	all representations and warranties in Section III of the TOSA remain true and accurate.
(b)	all formal procedures to release and cancel the HG Shares Encumbrance have been completed in accordance with the Law.
(c)	besides the HG Shares Encumbrance, no other encumbrances have been created over HG Shares;
(d)	there has been no event of default of the Transaction Documents which continues unremedied;
(e)	none of the Transactions Documents have been terminated or exist any grounds for termination pursuant to the provisions in the Transaction Documents;
(f)	no petition for insolvency, liquidation or bankruptcy in respect to Mr. Graña Acuña and/or the Company have been made in accordance with the provisions of the Peruvian General Insolvency Law – Law N° 27809 (Ley General del Sistema Concursal).

(iii)	Upon satisfaction of the abovementioned conditions, Mr. Graña Acuña and Mrs. Tori Devoto and the Offeror will comply as following:

(a)	Mr. Graña Acuña and Mrs. Tori Devoto shall transfer the ownership of 7’765,604 HG Shares (the “HG Ownership Rights Shares”) to the Offeror and the Offeror shall pay as consideration for the ownership of the HG Ownership Rights Shares the OPA Consideration, pursuant to the procedure mentioned in Section 7 below, and the transfer shall occur through the LSE and under LSE regulations and the applicable Law.

(b)	In case the HG Shares Encumbrance is partially cancelled, Mr. Graña Acuña and Mrs. Tori Devoto shall transfer the released HG Shares in a 1:1 ratio: the Ownership Rights of 50% of the released HG Shares shall be transferred to the Offeror and the Political Rights of the other 50% of the released HG Shares shall be transferred to the Trust, pursuant to the procedure mentioned in Section 7 below. This Section 4(iii)(b) shall not be applicable if only the encumbrance over the Tori Shares is cancelled, pursuant to Section 5(i) of this Supplementary Agreement.”

“7. Transfer of Shares

The possibility to transfer the HG Shares and/or the Tori Shares under the HG Shares Encumbrance, as mentioned and following the order established in Sections 3, 4 and 5 above taking into account possible partial cancellations of the HG Shares Encumbrance, to the Trust and to the Offeror, respectively, shall be offered and made available by the Offeror to all shareholders of the Company in the same terms and conditions as those described in Sections 3 and 4 above, and will be conducted in accordance with applicable Laws in the Republic of Peru and the United States of America; and (ii) conditioned to the SMV not considering that such transfers would trigger the Offeror’s obligation to launch an “OPA posterior” under the OPA Regulations for exceeding the 25% threshold, in which case Mr. Graña Acuña and/or Ms. Tori Devoto and the Offeror shall make their best efforts to agree on the best structure for the payment of the Political Rights Consideration for the HG Shares subject to the Syndication Agreement in accordance with applicable Laws.

Mr. Graña Acuña and/or Ms. Tori Devoto, as applicable, will be entitled, as agreed with the Offeror, to withdraw Trust Shares from the Trust. If Mr. Graña Acuña and/or Ms. Tori Devoto, as applicable, is not capable of selling all the HG Shares and/or the Tori Shares mentioned in Section 4 above, then Mr. Graña Acuña and/or Ms. Tori Devoto, as applicable, will transfer its remaining HG Shares and/or Tori Shares to the Trust and such HG Shares and/or Tori Shares shall be regulated under the same terms and conditions as the “Acciones Adicionales” (as defined in the Trust Agreement), and which shall also be offered and made available to all shareholders of the Company in the same terms and conditions.”

IN WITNESS WHEREOF, each of the Offeror and Mr. Graña Acuña have caused this Amendment to be executed by its respective officers thereunto duly authorized.

[Signature page below]

Signature page of the AMENDMENT TO THE SUPPLEMENTARY AGREEMENT dated as of July 2, 2021, by and among the Offeror and Mr. Graña Acuña

IG4 Capital Infrastructure Investments LP

By: /s/ Roberto Mac Lean

Name: Roberto Mac Lean

Title: Authorized Person

Signature page of the AMENDMENT TO THE SUPPLEMENTARY AGREEMENT dated as of July 2, 2021, by and among the Offeror, and Mr. Graña Acuña

Hernando Alejandro Constancio Graña Acuña:

By: /s/ Carlos Enrique Arata Delgado

Name: Carlos Enrique Arata Delgado

Title: Authorized Person

Intervention by

Rosanna Tori Devoto:

By: /s/ Carlos Enrique Arata Delgado

Name: Carlos Enrique Arata Delgado

Title: Authorized Person